As filed with the Securities and Exchange Commission on August 20, 2007
     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
GATX CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK	36-1124040
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 West Monroe Street Chicago, Illinois (Address of Principal Executive Offices)	60661 (Zip Code)

GATX CORPORATION
SALARIED EMPLOYEES RETIREMENT SAVINGS PLAN
(Full title of the Plan)

Deborah A. Golden
Senior Vice President, General Counsel and Secretary
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661
(Name and address of agent for service)
(312) 621-6200
(telephone number, including area code, of agent of service)
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)(2)	Share (3)	Price	Registration Fee
Common Stock, par value $0.625 per share	2,750,000	$41.79	$114,922,500	$3,528.12

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the GATX Salaried Employees Retirement Savings Plan (the “Plan”).

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement also registers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plan as the result of any future, stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)	Pursuant to Rule 457(h) of the Securities Act, the prices stated above are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low market prices per share of the Common Stock as reported on the New York Stock Exchange on August 16, 2007 ($41.79).

EXPLANATORY NOTE
          This registration statement registers 2,750,000 shares of common stock, par value $0.625 per share (the “Common Stock”), of GATX Corporation (the “Company”) purchased from time to time under the GATX Corporation Salaried Employees Retirement Savings Plan, as amended (the “Plan”) by the Trustee (as defined in the Plan) with contributions made by the Company and its participating subsidiaries and with salary deferrals by participants who may elect to invest in the Company’s Common Stock Fund, and an indeterminate amount of plan interests issuable under the Plan. Pursuant to General Instruction E to Form S-8, the Company incorporates by reference into this registration statement the entire contents of its earlier Registration Statements on Form S-8, File Nos. 2-92404 and 33-41007 relating to the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference in this registration statement and shall be deemed to be a part hereof:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	The Company’s Definitive Proxy Statement on Schedule 14A filed on March 15, 2007;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007;

(d)	The Company’s Current Reports on Form 8-K filed on August 9, 2007, July 30, 2007, May 16, 2007, May 11, 2007, April 27, 2007 and January 3, 2007;

(e)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2006; and

(f)	The description of the Common Stock contained in the section entitled “Description of Capital Stock” in the Company’s Amendment No. 1 to Form S-3 (No. 333-110451), filed with the Commission on January 20, 2004.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any Current Report on Form 8-K that is furnished to the Commission but not filed with the Commission is not deemed incorporated by reference into this registration statement.
Item 6. Indemnification of Directors and Officers.
          Article II, Section 11 of the Company’s By-Laws requires the Company to indemnify, to the fullest extent permitted by law, any person made, or threatened to be made, a party to an action or proceeding, civil or criminal (including an action by or in the right of the Company or by the right of any other corporation or business entity, which any director or officer of the Company served in any capacity at the request of the Company), because he or she, or that person’s testator or intestate, was a director or officer of the Company, against judgments, fines, amounts pain in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and the Company may pay, in advance of final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by such person in defending such action or proceeding.
          Article II, Section 11 of the Company’s By-Laws also provides that a person shall be presumed to be entitled to indemnification for any action or omission covered by the Company’s By-Laws and that the Company shall bear the burden of proof of establishing that a person is not entitled to indemnification because of the failure to fulfill some requirement of New York law, the Company’s charter or the By-Laws.
          Article Ninth of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the New York Business Corporation Law (the “NYBCL”), the Company’s directors shall have no personal liability to the Company or its stockholders for damages for any breach of duty in the directors’ capacity as such, except: (a) if a judgment or final adjudication adverse to such director establishes that his or her acts or omissions were in bad-faith or involved intentional misconduct or knowing violation of the law or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the NYBCL, or (b) for acts or omissions of such director prior to the adoption of Article Ninth of the Company’s Restated Certificate of Incorporation.
          Sections 721-726 of the NYBCL provide that a director or officer of a New York corporation who was or is a party or a threatened party to any threatened, pending or completed action, suit or proceeding (i) shall be entitled to indemnification by the corporation for all expenses of litigation when he is successful on the merits, (ii) may be indemnified by the corporation for judgments, fines, and amounts paid in settlement of, and reasonable expenses incurred in, litigation (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in or not opposed to the best interest of the corporation (and, in criminal proceedings, had no reasonable cause to believe that his conduct was unlawful), and (iii) may be indemnified by the corporation for amounts paid in settlement and reasonable expenses incurred in a derivative suit (i.e., a suit by a shareholder alleging a breach of a duty owed to the corporation by a director or officer) even if he is not successful on the merits, if he acted in good faith, for a purpose which he believed to be in, or not opposed to, the best interest of the corporation. However, no indemnification may be made in accordance with clause (iii) if he is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability and in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above and the advancement of litigation expenses, may be made only upon a determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel, or (iii) the shareholders that indemnification is proper because the applicable standard of conduct has been met. In addition, litigation expenses to a director or officer may only be made upon receipt of an undertaking by the director or officer to repay the expenses if it is ultimately determined that he is not entitled to be indemnified. The indemnification and advancement of expenses provided for by NYBCL Sections 721-726 are not deemed exclusive of any rights the indemnitee may have under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. When any action with respect to indemnification of directors is taken by amendment to the by-laws, resolution of directors, or agreement, the corporation must mail a notice of the action taken to its shareholders of record by the earlier of (i) the date of the next annual meeting, or (ii) fifteen months after the date of the action taken.
          In addition, the Company also maintains directors’ and officers’ liability insurance which purports to insure the Company against certain costs of indemnification which may be incurred by the Company pursuant to the foregoing provisions, and to insure directors and officers of the Company against certain liabilities incurred by them in the discharge of their function as such officers and directors, for which they may not be indemnified by the Company.
Item 8. Exhibits.
4.1	Restated Certificate of Incorporation of GATX Corporation.

4.2	Amended and Restated By-Laws of GATX Corporation, incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 11, 2007.

5.1	Opinion of Latham & Watkins LLP.

5.2	Undertaking re: Status of Favorable Determination Letter Covering the GATX Corporation Salaried Employees Retirement Savings Plan.

The registrant has received a favorable determination letter from the Internal Revenue Service (the “IRS”) concerning the qualification of the GATX Corporation Salaried Employees Retirement Savings Plan (the “Plan”) under Section 401(a) and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The registrant will submit any future material amendments to the Plan to the IRS with a request for a favorable determination that the Plan, as amended, continues to so qualify.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent      post-effective amendment

thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 20th day of August, 2007.

GATX CORPORATION
By:	/s/ Brian A. Kenney
Brian A. Kenney
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Brian A. Kenney and Deborah A. Golden, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-8, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian A. Kenney Brian A. Kenney	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 20, 2007

/s/ Robert c. Lyons Robert C. Lyons	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 20, 2007

/s/ William M. Muckian William M. Muckian	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	August 20, 2007

/s/ James M. Denny James M. Denny	Director	August 20, 2007

/s/ Richard Fairbanks Richard Fairbanks	Director	August 20, 2007

/s/ Deborah M. Fretz Deborah M. Fretz	Director	August 20, 2007

/s/ Marla C. Gottschalk Marla C. Gottschalk	Director	August 20, 2007

/s/ Ernst A. Häberli Ernst A. Häberli	Director	August 20, 2007

/s/ Mark M. McGrath Mark M. McGrath	Director	August 20, 2007

/s/ Michael E. Murphy Michael E. Murphy	Director	August 20, 2007

/s/ David S. Sutherland David S. Sutherland	Director	August 20, 2007

/s/ Casey J. Sylla Casey J. Sylla	Director	August 20, 2007

The Plan.
Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 20th day of August, 2007.

GATX CORPORATION SALARIED EMPLOYEES RETIREMENT SAVINGS PLAN
By:	/s/ Brian A. Kenney
Brian A. Kenney

EXHIBIT INDEX
4.1	Restated Certificate of Incorporation of GATX Corporation.

4.2	Amended and Restated By-Laws of GATX Corporation, incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 11, 2007.

5.1	Opinion of Latham & Watkins LLP.

5.2	Undertaking re: Status of Favorable Determination Letter Covering the GATX Corporation Salaried Employees Retirement Savings Plan (See Item 8 of this Registration Statement.)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).